UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

FVCBankcorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
No fee required.

    Fee paid previously with preliminary materials.
    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FVCBankcorp, Inc.
11325 Random Hills Road, Suite 240
Fairfax, Virginia 22030

    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
    To be held May 20, 2026

To the Shareholders:

    The Annual Meeting of Shareholders of FVCBankcorp, Inc. (the “Company”) will be held on May 20, 2026 at 4:30 p.m. Eastern Time for the following purposes:

(1)To elect twelve (12) persons as directors of the Company for a one year term extending until the next Annual Meeting of Shareholders and until their successors shall be duly elected and qualified;

(2)To approve, in an advisory (non-binding) vote, the Company’s named executive officer compensation disclosed in the Proxy Statement;

(3)To ratify the appointment of Yount, Hyde & Barbour, P.C., as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ended December 31, 2026; and

(4)To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The meeting will be a virtual meeting held online only at www.meetnow.global/MKUJJL4. There will not be a physical meeting which you may attend. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting the website. You will be required to enter the control number found on your proxy card or the voting instruction form you received from your bank, broker or other nominee holder in order to vote your shares during the meeting or submit questions.

    Shareholders of record as of the close of business on March 26, 2026 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

                            By Order of the Board of Directors

                            Secretary

April 7, 2026

    Please sign, date and return your proxy promptly, whether or not you plan to attend the meeting virtually through the webcast. No postage is required if mailed in the United States in the enclosed envelope. If you attend the meeting virtually through the webcast, you may, if you desire, revoke your proxy and vote your shares. If your shares are not registered in your name, you may need additional documentation from your recordholder, such as a broker, bank or other nominee, in order to vote your shares through the webcast.

    FVCBankcorp, Inc.
11325 Random Hills Road, Suite 240
Fairfax, Virginia 22030
____________________________________________

ANNUAL MEETING OF SHAREHOLDERS
Proxy Statement
____________________________________________

INTRODUCTION

    This proxy statement is being sent to shareholders of FVCBankcorp, Inc., a Virginia corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held at 4:30 p.m. Eastern Time on May 20, 2026, and at any adjournment or postponement of the meeting. The purposes of the meeting are:

(1)To elect twelve (12) persons as directors of the Company for a one year term extending until the next Annual Meeting of Shareholders and until their successors shall be duly elected and qualified;

(2)To approve, in an advisory (non-binding) vote, the Company’s named executive officer compensation disclosed in the Proxy Statement;

(3)    To ratify the appointment of Yount, Hyde & Barbour, P.C., as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ended December 31, 2026; and
(4)    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The meeting will be a virtual meeting held online only at www.meetnow.global/MKUJJL4. There will not be a physical meeting which you may attend. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting the website. You will be required to enter the control number found on your proxy card or the voting instruction form you received from your bank, broker or other nominee holder in order to vote your shares during the meeting or submit questions.

    This proxy statement and proxy card are being sent to shareholders of the Company on or about April 7, 2026. A copy of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2025, which includes our audited consolidated financial statements, also accompanies this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on May 20, 2026
The proxy statement and the Company's Annual Report on Form 10-K, as amended, are available at www.investorvote.com/FVCB

VOTING RIGHTS AND PROXIES

Voting Rights

    Only shareholders of record at the close of business on March 26, 2026 will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. On that date, there were 17,976,426 shares of our common stock, par value $0.01 per share, outstanding, held by approximately 401 shareholders of record and approximately 5,597 beneficial shareholders. The common stock is the only class of the Company’s stock of which shares are outstanding. Each share of common stock is entitled to one vote on all matters submitted to a vote of the shareholders. Shareholders do not have the right to cumulate votes in the election of directors. The presence at the meeting, in person through participation in the webcast, or by proxy, of not less than a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum.

Proxies

    Properly executed proxies which are received by the Company in time to be voted at the meeting will be voted as specified by the shareholder giving the proxy. In the absence of specific instructions, proxies received will be voted FOR the election of each of the nominees for election as directors, FOR the advisory (non-binding) vote on the Company's named executive officer compensation, and FOR the ratification of the appointment of the Company’s independent registered public accounting firm. Management does not know of any matters other than that described in this proxy statement that will be brought before the meeting. If other matters are properly brought before the meeting, the persons named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment.

    The inspectors of election appointed by the Board of Directors for the meeting will determine the existence of a quorum and will tabulate the votes cast during the meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker, bank or other nominee holder (collectively, a “broker”) indicates that it does not have discretionary authority to vote any shares of common stock on a particular matter, such shares will be treated as present for general quorum purposes, but will not be considered as present or voted with respect to that matter. Under the rules of the New York Stock Exchange applicable to its member firms, such firms are not expected to vote shares on the election of directors, or on the approval of the non-binding advisory vote to approve the Company's named executive officer compensation program, unless they receive instructions from the beneficial owners of the shares they hold. If you hold your shares through a broker, it is extremely important that you instruct the broker how to vote your shares.

    It is important that you vote. If your shares are held through a broker, your broker may not vote your shares on important matters if you do not provide them with voting instructions.

    Please sign, date, mark, and promptly return the enclosed proxy in the postage-paid envelope provided for this purpose in order to assure that your shares are voted. You may revoke your proxy at any time before it is voted at the meeting:

•by granting a later proxy with respect to the same shares; or
•by delivering written notice to the Secretary of FVCBankcorp, Inc., at 11325 Random Hills Road, Suite 240, Fairfax, Virginia 22030, prior to the proxy being voted; or
•by voting online during the virtual meeting.

    Participation in the virtual meeting will not, in itself, revoke a proxy. If your shares are held in the name of your broker, please see the voting form provided by your broker for additional information regarding the voting of your shares.

    Many shareholders whose shares are held through a broker will have the option to submit their proxies or voting instructions electronically through the internet or by telephone. Shareholders should check the voting form or instructions provided by their broker to see which options are available. To revoke a proxy or voting instruction previously submitted electronically, a shareholder may simply submit a new proxy or voting instruction at a later date before the taking of the vote at the meeting, in which case, the later submitted proxy or instruction will be recorded and the earlier proxy or instruction will be revoked. Please note that your broker may have an earlier deadline for submission of voting instructions than the Company has for the submission of proxies.

    The enclosed proxy is being solicited on behalf of the Board of Directors of the Company. The cost of this proxy solicitation is being borne by the Company. In addition to the use of the mail, proxies may be solicited personally by telephone, email or other electronic means of communication, by officers, regular employees or directors of the Company, who will not be compensated for any such services. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. The Company has retained Georgeson, Inc., a professional proxy solicitor, for a fee of approximately $14,000, to assist it with the solicitation of proxies.

    Shareholders, banks and brokers may contact Georgeson, Inc. toll free at 1-855-632-4018.

OWNERSHIP OF COMPANY SECURITIES
Security Ownership of Directors, Executive Officers and Certain Beneficial Owners
The following table sets forth information about the beneficial ownership of our common stock as of March 26, 2026, for:
•    each of our directors and named executive officers individually;
•    all of our directors and executive officers as a group; and
•    each person known to us to be the beneficial owner of more than 5% of our common stock;
We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (“SEC”). These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. Restricted stock units held by our directors and executive officers that vest within 60 days of March 26, 2026 total 18,250 units. For purposes of calculating each person’s percentage ownership, common stock underlying options exercisable within 60 days and issuable pursuant to equity awards within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all our common stock shown as beneficially owned by the beneficial owner. The percentage of beneficial ownership is based on 17,976,426 shares of common stock outstanding at March 26, 2026.

Name(1)	Common Stock Beneficially Owned	Exercisable Options Included in Common Stock Beneficially Owned	Percentage of Class

Directors Marc N. Duber	4,043	-	*
Patricia A. Ferrick (2)	212,344	6,896	1.18%
L. Burwell Gunn	94,524	21,483	*
Meena Krishnan	21,025	-	*
Scott Laughlin	184,560	-	1.03%
David W. Pijor (2)	634,079	97,656	3.51%
Devin Satz	162,092	-	*
Lawrence W. Schwartz	46,252	-	*
Sidney G. Simmonds	133,372	21,483	*
Daniel M. Testa	198,764	21,483	1.10%
Philip R. Wills III	210,554	21,483	1.17%
Steven M. Wiltse	21,937	-	*

Named Executive Officer who is not a Director Michael G. Nassy	48,028	-	*

All directors and executive officers of the Company as a group (16 persons)	2,028,067	191,337	11.16%

Five percent shareholders
AllianceBernstein L.P.(3)	928,770	-	5.17%
Endeavor Capital Advisors, Inc.(4)	1,337,153	-	7.44%
Fourthstone LLC (5)	1,088,952	-	6.06%
Nino R. Vaghi (6)	986,868	-	5.49%
The Vanguard Group (7)	909,131	-	5.06%

* Percentage ownership is less than 1% of the outstanding shares of common stock.

(1)Except for AllianceBernstein L.P., Endeavor Capital Advisors, Inc., Fourthstone LLC, Mr. Vaghi, and The Vanguard Group, the business address of each named person is c/o FVCBankcorp, Inc., 11325 Random Hills Road, Suite 240, Fairfax, VA 22030.
(2)Mr. Pijor and Mrs. Ferrick are also named executive officers.
(3)Based upon information reported in a Schedule 13G filed with the SEC on November 15, 2024 by AllianceBernstein L.P. The address of the filer is AllianceBernstein L.P., 501 Commerce Street, Nashville, TN 37203.
(4)Based upon information reported in a Schedule 13G filed with the SEC on February 14, 2024 by Endeavor Capital Advisors, Inc., Laurence M. Austin, Mitchell J. Katz, and Jonah Marcus. The address of each of the filers is Endeavor Capital Advisors, Inc., 410 Greenwich Avenue, Greenwich, CT 06830.
(5)Based upon information reported in a Schedule 13G filed with the SEC on February 13, 2026 by Fourthstone LLC, Fourthstone Master Opportunity Fund Ltd, Fourthstone GP LLC, Fourthstone QP Opportunity Fund LP, Fourthstone Small-Cap Financials Fund LP, and L. Phillip Stone, IV. The address of each of the filers is 575 Maryville Centre Drive, Suite 110, St. Louis, MO 63141.
(6)Based upon information reported in a Schedule 13G filed with the SEC on October 2, 2018 by Nino R. Vaghi Foundation, Nino R. Vaghi Revocable Trust and Nino R. Vaghi. The address of each of the filers is 4225 Dresden Street, Kensington, MD 20895.
(7)Based upon information reported in a Schedule 13G/A filed with the SEC on April 30, 2025 by The Vanguard Group. The address of the filer is 100 Vanguard Blvd., Malvern, PA 19355.

Delinquent Section 16(a) Reports
            Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and any persons who beneficially own more than 10% of the outstanding shares of common stock, to file with the SEC, reports of ownership and changes in ownership of shares of common stock. We assist our directors and officers in this process. Based solely upon a review of Forms 3, 4, and 5 filed with the SEC during the year ended December 31, 2025, we are not aware of any failure of any person to comply with the filing requirements of

Section 16(a). There were no beneficial owners of more than 10% of our common stock of which the Company was aware during the year ended December 31, 2025.
PROPOSAL 1
ELECTION OF DIRECTORS

    The Governance and Nominating Committee of the Board of Directors recommended to the Board of Directors and the Board of Directors nominated the nominees for election as directors. Twelve (12) directors will be elected at the meeting for a one year period until the 2027 Annual Meeting of Shareholders and until their successors have been elected and qualified. Unless authority is withheld, all proxies in response to this solicitation will be voted for the election of the nominees listed below. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named therein. Each of the nominees for election as director currently serves as a director.
    Vote Required and Recommendation of the Board of Directors. Nominees receiving a plurality of the votes cast at the meeting in the election of directors will be elected as directors in the order of the number of votes received.
The following information sets forth the names, ages, principal occupations and business experience for the past five years for all nominees and incumbent directors, as well as the particular experience, qualifications, attributes or skills that led the Board to conclude that each should serve as a director.

Marc N. Duber, 67, joined as a director in October 2022, and has over four decades of experience in the real estate development industry. He is the executive vice president and chief operating officer of The Bernstein Companies, one of the oldest commercial real estate firms in Washington, D.C., where he began his career in 1980. Mr. Duber focuses on strategic acquisitions, ground-up developments, investments, and managing its many hotel and commercial properties. Mr. Duber currently serves on the MedStar Georgetown University Hospital Board of Directors and the Board of Trustees at American University.

Patricia A. Ferrick, 63, has served as director and President of the Company and its wholly owned subsidiary, FVCbank (the “Bank”) since June 2017, and previously served as Executive Vice President and Chief Financial Officer since the Bank’s organization in 2007. Prior to joining the Bank, Mrs. Ferrick served as Executive Vice President and Chief Financial Officer at both Potomac Bank of Virginia (2004-2006) and Southern Financial Bancorp, Inc. (2000-2004). Mrs. Ferrick worked for KPMG (formerly Peat Marwick) as an auditor and obtained her CPA license before serving as an internal auditor and later controller at various banks in the Washington, D.C. area. Mrs. Ferrick has served as a director of the Volunteers for Honduran Communities since July 2020 and a director of the Virginia Bankers Association’s Management Services, Inc. since 2020. Mrs. Ferrick served as a director of Ronald McDonald House Charities of Washington, D.C. from 2011 to 2017, and served as a director of the Virginia Association of Community Banks from 2017 to 2018.

L. Burwell Gunn, 80, has served as a director and Vice Chairman of the Board of Directors since 2008. He also served as President and Chief Operations Officer from 2008 until his retirement in 2014. Mr. Gunn is also the Lead Independent Director of the Board of Directors and has served in that role since it was established in 2018. Prior to joining the Bank, he was Senior Vice President, Senior Lender and Not for Profit Division Head at Commerce Bank from 2005 to 2008 and Managing Director for Provident Bank for Metro Washington and Richmond from 2002 to 2005. Mr. Gunn has over 45 years of banking experience.

Meena Krishnan, 63, joined as a director in January 2021. Ms. Krishnan serves as President and Chief Executive Officer of Inoventures, LLC, since her founding the company in 2014. Inoventures, LLC is a business analytics firm headquartered in McLean, Virginia that assists government and commercial customers with big data, software, system integration, and cloud migration services. Since 2018, Ms. Krishnan has also served as President and Chief Executive Officer of SciMetrika, LLC, a health information technology company that is a subsidiary of Inoventures, LLC.

Scott Laughlin, 57, has served as a director since 2010. Mr. Laughlin served as a board member of Arlington-based LM&O Advertising from 2002 until 2023 and was an executive of LM&O Advertising from 2008 until 2013. From 2013 to 2016, Mr. Laughlin served as venture partner with Ardent Capital, a private equity firm focused on investments in Southeast Asia. Since 2020, he has served as Principal at Evermay Wealth Management, LLC.

David W. Pijor, 73, has served as Chairman and Chief Executive Officer since the organization of the Bank in 2007, and also served as President from 2014 to 2017. Mr. Pijor was the founding Chairman of the Board of Directors of James Monroe Bank and was instrumental in guiding James Monroe Bank through all stages of its successful history, from its initial organization through its sale to Mercantile Bankshares Corporation. Prior to becoming Chairman and Chief Executive Officer, Mr. Pijor was an attorney practicing corporate and tax law in Fairfax, Virginia for over 30 years.
Devin Satz, 72, has served as a director since the organization of the Bank in 2007. Mr. Satz, currently retired, was the founder and, until its sale to IMS Health Incorporated in 2005, the President and Chief Executive Officer of Synchronous Knowledge, Inc., a health service research company analyzing electronic medical records for, among other clients, the U.S. Air Force. In 2016, Mr. Satz cofounded Drey Capital Group LLC to make the benefits of captive insurance available to small and mid-sized businesses.
Lawrence W. Schwartz, 71, has served as a director since the organization of the Bank in 2007. Mr. Schwartz is a certified public accountant who has operated CPA firms since 1984, and was a partner with PBMares LLP, an accounting and business advisory firm, and its predecessor firms from 2013 until his retirement from the firm in 2019. Mr. Schwartz was a founding director and Chair of the audit committee for BankAnnapolis and Annapolis Bancorporation from 1990 until its sale in 2013. He also served from 1997 to 2014 and again from 2018 to 2020 as an adjunct professor of accountancy at George Washington University.
Sidney G. Simmonds, 69, joined the Board of Directors in 2012 in connection with the Bank’s October 2012 acquisition of 1st Commonwealth Bank of Virginia, where he was Chairman of the Board of Directors. Mr. Simmonds has been President of Sid Simmonds, CPA, Ltd., a Certified Public Accounting firm in Arlington, Virginia since 1981. Mr. Simmonds was a Director of VHC Health, a Northern Virginia health care system from 1997-2021 and its Vice Chairman from 2000-2020. He currently serves as Chairman of the VHC Health Foundation.

Daniel M. Testa, 79, has served as a director since the organization of the Bank in 2007. Mr. Testa was previously the owner, President and Chief Executive Officer of TCI, a leading full service voice and data systems integration company, serving the Washington, D.C. metropolitan area since 1980 until its sale in 2016 and has since served as a consultant for TCI’s executive team. Mr. Testa has been the Chairman and Chief Executive Officer of People 2 People of D.C., LLC, an Executive Level Networking/Consulting firm since 2015.
Philip R. Wills, III (“Trey”), 59, has served as a director since 2010. Mr. Wills is a third generation real estate developer based in the Washington, D.C. metro area with Wills Companies where he has been Principal since its formation in 1992. Mr. Wills brings more than 30 years of real estate knowledge to the Bank. His broad range of expertise includes project financing, land development, property sales and acquisitions, leasing, property management and construction management, across all market segments.
Steven M. Wiltse, 70, has served as a director since 2017. Mr. Wiltse has been a retired partner of BDO USA, LLP since 2014 and previously was a partner with the public accounting firm Argy, Wiltse, Robinson, P.C., from its organization in 1991 until to its acquisition by BDO USA, LLP in November 2012. He served as a board member of Cardinal Bank from 2012 until 2017 when it was acquired by United Bank, and was also a director of EagleBank from 2010 to 2011.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

EXECUTIVE OFFICERS

    The following information set forth the names, ages, principal occupations and business experience for the past five years for all executive officers who are not also directors. See “Proposal 1 – Election of Directors” for information concerning Mr. Pijor and Mrs. Ferrick.

Name	Age	Position
Alissa M. Curry Briggs	51	Chief Lending Officer and Executive Vice President of the Company and the Bank
Jennifer L. Deacon	51	Chief Financial Officer and Senior Executive Vice President of the Company and the Bank
Sharon L. Jackson	66	Chief Banking Officer and Executive Vice President of the Company and the Bank
Michael G. Nassy	51	Chief Credit Officer and Senior Executive Vice President of the Company and the Bank
Background and Experience of Executive Officers
Alissa M. Curry Briggs has served as Executive Vice President and Chief Lending Officer of the Company and the Bank since 2024. Ms. Curry Briggs joined FVCbank in 2013 as a Regional Lending Executive before being promoted to the Executive Director of Commercial Real Estate in 2019. Her prior experience at Cardinal Bank, SunTrust Bank and PNC Bank included a variety of lending functions spanning commercial and industrial, government and not-for-profit banking and commercial real estate.
Jennifer L. Deacon serves as Senior Executive Vice President and Chief Financial Officer of the Company and the Bank. Prior to joining the Company in 2017, she served as Executive Vice President and Chief Accounting Officer of Cardinal Financial Corporation, and its subsidiary, Cardinal Bank since June 2013. Ms. Deacon served in progressively senior roles at Cardinal Bank since joining that institution in 1998. Ms. Deacon is a licensed CPA.
Sharon L. Jackson serves as Executive Vice President and Chief Banking Officer of the Company and the Bank, leading the retail, digital banking, and business development teams. Prior to joining the Bank in 2016, Ms. Jackson held various positions with Virginia financial institutions but most recently served as Executive Vice President, Director of Business Development for MainStreet Bank from 2009 until 2016. She currently serves on the board of directors of the Central Fairfax Chamber of Commerce and on the board of Foundation Fighting Blindness. Ms. Jackson is a graduate of University of Virginia Bankers School of Bank Management and ICBA Executive Leadership Program.
Michael G. Nassy serves as Senior Executive Vice President and Chief Credit Officer of the Company and the Bank. Prior to joining the Company in 2012, Mr. Nassy worked at City First Bank of D.C. N.A., National Cooperative Bank, and Wachovia Bank. Mr. Nassy is responsible for setting the credit culture for the Bank and overseeing all credit-related activities and loan policies and procedures. Mr. Nassy served on the board of directors of N Street Village and The Risk Management Association.

CORPORATE GOVERNANCE AND
THE BOARD OF DIRECTORS
General
            The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and our Articles of Incorporation and Bylaws. Members of the Board are kept informed of our business through discussions with the Chairman and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Board Leadership Structure

Our Board of Directors does not have a policy requiring the separation of the roles of Chairman of the Board and Chief Executive Officer. It is our Board’s view that rather than having a rigid policy, our Board of Directors, upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Since our formation, the positions of Chairman and Chief Executive Officer have been combined and held by Mr. Pijor. We believe this Board leadership structure is the most appropriate because of the efficiencies achieved in having the role of Chairman and Chief Executive Officer combined, and because the detailed knowledge of our business that the Chief Executive Officer possesses greatly enhances the decision-making processes of the Board of Directors as a whole. Mr. Pijor is not considered to be “independent” under the listing requirements of The Nasdaq Stock Market, LLC (“Nasdaq”).
Because the Chairman of the Board is not an independent director, we have a separate lead independent director who organizes and presides at sessions of our independent directors. Currently, Mr. Gunn serves as our Lead Independent Director. Consistent with Nasdaq listing requirements, the independent directors regularly have the opportunity to meet without Mr. Pijor present.
Board Oversight of Risk Management
Our Board of Directors believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. As a financial institution, the very nature of the Company’s business involves the oversight of the Company’s management of financial, operational, information technology (including cyber risk), credit, market, capital, liquidity, reputation, strategic, legal, compliance, model and other risks. Our Board of Directors, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our Board of Directors assuming a different and important role in overseeing the management of the risks we face.
Our full Board of Directors oversees our risk management framework, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. Our full Board of Directors also reviews and oversees policies and practices established by management to identify, assess, measure and manage key risks we face, including the risk appetite metrics developed by management. The Enterprise Risk Management Committee of our Board of Directors reviews risk in numerous areas within the Company, including market, liquidity, reputation, operations and technology, cybersecurity, compliance and legal, and strategic on at least a quarterly basis.
The Audit Committee of our Board of Directors is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, regulatory compliance, disclosure controls and procedures and internal control over financial reporting). The Audit Committee receives reports from management at least quarterly regarding our assessment of risks in its areas of review and the adequacy and effectiveness of internal control systems and operational risk (including compliance risk). The Audit Committee reports regularly to the full Board, which also considers our entire risk profile.

The Compensation Committee of our Board of Directors has primary responsibility for, among other things, reviewing and recommending compensation arrangements with our Chief Executive Officer and other executive officers; administering equity compensation plans; and reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers. The Compensation Committee reports to the independent members of our Board of Directors the committee's recommendations relating to the compensation arrangements with our Chief Executive Officer and other executive officers.

The Governance and Nominating Committee of our Board of Directors oversees risks associated with the independence of our Board of Directors and potential conflicts of interest.

With respect to cybersecurity, on a quarterly basis, the Technology Committee of our Board of Directors receives reports on cybersecurity risks and preparedness from our Chief Technology & Information Security Officer. The Technology Committee then provides a report to the Board of Directors. While the Technology Committee oversees our cybersecurity risk management program, our IT department is responsible for the day-to-day cybersecurity risk management processes for the Company. The Company actively monitors the cybersecurity threat landscape with a focus on the financial services sector for trends and new threats. Our IT department proactively identifies and monitors systems to analyze cyber risks to the organization and implement mitigating controls where appropriate. Formal cybersecurity awareness training is conducted regularly to increase overall employee awareness about cyber threats.

Our executive management team is responsible for implementing and reporting to our Board of Directors regarding our risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis. Our executive management team is also responsible for creating and recommending to our Board of Directors for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.
The role of our Board of Directors in our risk oversight is consistent with our leadership structure, with the members of our executive management team having responsibility for assessing and managing our risk exposure, and our Board of Directors and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.
Director Independence
Under the rules of Nasdaq, a majority of the members of the Board of Directors must be “independent directors.” The rules of Nasdaq, as well as those of the SEC, impose several requirements with respect to the independence of our directors. Our Board of Directors has affirmatively determined that each director, other than Mr. Pijor and Mrs. Ferrick, is an “independent director” as that term is defined in Rule 5605(a)(2) of the Nasdaq rules. The Board of Directors has also determined that the members of the Audit Committee and Compensation Committee are independent under the heightened standards of independence required by Sections 5605(c)(2)(A) and 5605(d)(2)(A), respectively, of the Nasdaq rules. In making these determinations, the Board of Directors considered the banking relationships with directors and their related interests which we enter into in the ordinary course of our business, the arrangements which are disclosed under “Executive Compensation—Certain Relationships and Related Transactions,” and the compensation arrangements described under “Executive Compensation” and “Director Compensation.”
Code of Business Conduct and Ethics
Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow. Our code of business conduct and ethics is available on our website at www.fvcbank.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website, as well as any other means required by Nasdaq rules.
Meeting Attendance
Board and Committee Meetings
            The Board of Directors holds regular meetings each year, including an annual meeting. During 2025, the Board of Directors held 12 regular meetings and no special meetings. Each director attended at least 75% of the aggregate of the 2025 meetings of the Board of Directors and its committees on which he or she served.
Executive Sessions
            Independent directors meet periodically outside of regularly scheduled Board meetings. L. Burwell Gunn serves as our Lead Independent Director and oversees the meetings. The independent directors met once during 2025.
Annual Meeting of Shareholders
            We encourage the members of our Board of Directors to attend the Annual Meeting of Shareholders. 11 of the 12 directors then in office attended last year’s Annual Meeting of Shareholders, which was held in a virtual format.

Board Committees
Our Board of Directors has established three standing committees in connection with the discharge of its responsibilities—the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. These committees perform the same functions for the Bank. Our Board of Directors has adopted written charters for each of these committees, copies of which are available on our website at www.fvcbank.com. In addition, the Company's management convenes the following committees, which include select directors, the Enterprise Risk Management Committee, the Asset/Liability Management Committee, and the Technology Committee. Our Board of Directors also maintains the authority to appoint additional committees to perform certain management and administrative functions. Special committees may be established by our Board of Directors to address particular issues.
Audit Committee. Our Audit Committee consists of Messrs. Laughlin, Schwartz (Chair) and Simmonds, each of whom is a nonemployee member of our Board of Directors. Our Audit Committee is responsible for, among other things: monitoring the integrity of, and assessing the adequacy of, our financial statements, the financial reporting process and our system of internal accounting and financial controls; selecting our independent public accounting firm and assessing its qualifications, independence and performance; monitoring the internal audit function; reviewing and, if appropriate, pre-approving all audit and permissible non-audit services performed by the independent accounting firm; assisting our Board in ensuring compliance with laws, regulations, policies and procedures; and overseeing the effectiveness of our risk management structure and systems. The Audit Committee has the authority to retain special counsel and other advisors to assist in carrying out its responsibilities.
Our Board of Directors has affirmatively determined that each of Messrs. Laughlin, Schwartz and Simmonds satisfies the requirements for independence as an audit committee member and that all satisfy the requirement for financial literacy under the rules and regulations of Nasdaq and the SEC. Mr. Schwartz qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of Nasdaq. The Audit Committee met 9 times during the year ended December 31, 2025.
Compensation Committee. Our Compensation Committee consists of Messrs. Testa (Chair) and Satz, and Ms. Krishnan, each of whom is a nonemployee member of our Board of Directors. The committee is responsible for, among other things, reviewing and determining compensation arrangements with our Chief Executive Officer and other executive officers; administering equity compensation plans; and reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers. The Compensation Committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities. The Compensation Committee has retained the services of an independent compensation consultant, Blanchard Consulting Group, to review executive compensation benchmarking, peer review and provide a recommendation with respect to our executive compensation. The Compensation Committee reviews and determines to the Board of Directors the compensation for all of our executive officers.
Our Board of Directors has affirmatively determined that each of Messrs. Testa and Satz, and Ms. Krishnan, satisfies the requirements for independence under the rules of Nasdaq and the SEC, and as a “non-employee director” for purposes of the Exchange Act Rule 16b-3. The Compensation Committee met once during the year ended December 31, 2025.
Governance and Nominating Committee. Our Governance and Nominating Committee consists of Messrs. Gunn (Chair), Testa and Wiltse, each of whom is a nonemployee member of our Board of Directors. The committee is responsible for, among other things, identifying and recommending to our Board of Directors qualified individuals to become directors; recommending candidates for election to our Board to fill vacancies; and assisting our Board in establishing and maintaining effective corporate governance practices. The Nominating Committee has the authority to retain special counsel and other advisors to assist in carrying out its responsibilities.
Our Board of Directors has affirmatively determined that each of Messrs. Gunn, Testa and Wiltse satisfies the requirements for independence under the rules of Nasdaq and the SEC for purposes of nominating committee service. The Governance and Nominating Committee met once during 2025.
Director Compensation
The following table sets forth information regarding compensation paid to non-employee directors of the Company during the year ended December 31, 2025 for service as members of our Board of Directors and committees. Members of the Board of Directors who are employees do not receive additional cash compensation for service on the Board of Directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation	Total
Marc N. Duber	$ 64,200	$15,660	$—	$ 79,860
L. Burwell Gunn	69,000	15,660	—	84,660
Meena Krishnan	70,000	15,660	—	85,660
Scott Laughlin	59,700	15,660	—	75,360
Devin Satz	58,600	15,660	—	74,260
Lawrence W. Schwartz	72,600	15,660	—	88,260
Sidney G. Simmonds	57,400	15,660	—	73,060
Daniel M. Testa	59,000	15,660	—	74,660
Philip R. Wills, III	60,800	15,660	—	76,460
Steven M. Wiltse	63,000	15,660	—	78,660
______________________________________

(1)    At December 31, 2025, the non-employee directors each had unvested awards of restricted stock units as follows: Mr. Duber 1,500 shares; Mr. Gunn — 2,438 shares; Ms. Krishnan — 2,125 shares; Mr. Laughlin — 2,438 shares; Mr. Satz — 2,438 shares; Mr. Schwartz — 2,438 shares; Mr. Simmonds — 2,125 shares; Mr. Testa — 2,125 shares; Mr. Wills — 2,125 shares; and Mr. Wiltse — 2,125 shares. At December 31, 2025, the non-employee directors had outstanding option awards, which were all vested, to purchase shares of common stock, as follows: Mr. Duber — 0 shares; Mr. Gunn — 21,483 shares; Ms. Krishnan — 0 shares; Mr. Laughlin — 0 shares; Mr. Satz — 0 shares; Mr. Schwartz — 21,483 shares; Mr. Simmonds — 21,483 shares; Mr. Testa — 21,483 shares; Mr. Wills — 21,483 shares; and Mr. Wiltse — 0 shares.

(2)     Represents the grant date fair value of time vested restricted stock units granted on March 20, 2025. The fair value of $10.44 per unit was determined in accordance with FASB ASC Topic 718, based on the closing price per share of the Company's common stock on March 20, 2025.

During 2025, non-employee directors received cash compensation as follows: (i) an annual retainer of $45,000; (ii) a payment for attendance at each Board meeting of $1,000; (iii) payments for attendance at each Director Loan Committee, Audit Committee, Asset-Liability Management Committee, and Technology Committee of $600, $300 ($400 for Committee Chairperson), $200, and $200, respectively. For Compensation Committee members, they are paid an annual retainer of $1,000 ($2,000 for Committee Chairperson).

The non-employee members of the Board of Directors each also received equity compensation during 2025 for their service as directors in the form of 1,500 restricted stock units on March 20, 2025. The awards vest in four substantially equal annual installments commencing on the first anniversary of the grant date, provided that the director continues to serve through the applicable vesting date. The assumptions used in the calculation of these amounts are included in Note 13 of the Company's consolidated audited financial statements for the year ended December 31, 2025 included in the Annual Report on Form 10-K, as amended, filed with the SEC on March 25, 2026.

Insider Trading Policy
The Company has adopted an insider trading policy that governs the purchase, sale, and/or other transactions of the Company’s securities by its directors, officers and employees. A copy of the Company’s insider trading policy was filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 20, 2025. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with the federal securities laws and the applicable exchange listing requirements.

Prohibition on Hedging

    The Company’s Policy on Insider Trading prohibits directors and executive officers from engaging in transactions designed to hedge or offset any decrease in the market value of the Company’s common stock, including puts, calls, and other derivative instruments, and monetization transactions. The policy also prohibits directors and executive officers from engaging in short sale transactions, trading on margin, and pledging the Company’s common stock as collateral for a loan.

Communications with the Board of Directors
Shareholders and other interested parties may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no party is specified, the communication will be forwarded to the entire Board of Directors. Each communication intended for the Board of Directors and received by the Corporate Secretary will be forwarded to the specified party. The Corporate Secretary will forward any correspondence that deals with the functions of the Board of Directors or its committees or any other matter that would be of interest to the Board. Otherwise, the communication will be forwarded to the appropriate department for further handling. Shareholder communications to the Board of Directors should be sent to:
Patricia A. Ferrick, Secretary
FVCBankcorp, Inc.
11325 Random Hills Road, Suite 240
Fairfax, Virginia 22030

Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee will be or have been an officer or employee of the Company or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the Board of Directors, compensation committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

EXECUTIVE COMPENSATION

The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package.

Our named executive officers for 2025 are:
•    David W. Pijor, Chairman and Chief Executive Officer;
•    Patricia A. Ferrick, President; and
•    Michael G. Nassy, Senior Executive Vice President and Chief Credit Officer.
Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our named executive officers for the periods indicated.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards	All Other Compensation(3)	Total
David W. Pijor, Chief Executive Officer	2025	$877,500	$500,000	$208,800	$—	$165,946	$1,752,246
	2024	810,000	467,437	—	—	214,224	1,491,661
Patricia A. Ferrick, President	2025	526,500	225,000	156,600	—	127,643	1,035,743
	2024	486,000	168,277	—	—	169,594	823,871
Michael G. Nassy, Senior Executive Vice President & Chief Credit Officer	2025	366,332	92,400	107,800	—	31,931	598,463
	2024	350,243	70,391	20,440	—	32,156	473,230
_____________________________________

(1)    Consists of discretionary performance cash bonuses.
(2)     Represents the grant date fair value of awards of time vested restricted stock units granted in 2025. The awards vest in four substantially equal annual installments commencing on the first anniversary of the grant date, provided that the executive remains continuously employed through the applicable vesting date. The assumptions used in the calculation of these amounts are included in Note 13 of the Company's consolidated audited financial statements for the year ended December 31, 2025 included in the Annual Report on Form 10-K, as amended, filed with the SEC on March 25, 2026.
(3)    All other compensation consisted of the following items:

Name	Year	Car Allowance	Personal Use of Company Owned Vehicle	Insurance Premiums	401(k) Matching Contributions	Supplemental Retirement Plan Vesting (4)	Total
David W. Pijor	2025	$17,000	$—	$11,550	$12,075	$125,321	$165,946
	2024	12,000	—	11,550	12,075	178,599	214,224
Patricia A. Ferrick	2025	—	2,725	8,550	11,853	104,515	127,643
	2024	—	2,148	8,550	9,949	148,947	169,594
Michael G. Nassy	2025	—	—	11,550	12,250	8,131	31,931
	2024	—	—	11,550	12,075	8,531	32,156

(4)    Amounts represent the increase in the present value of the vested accrued benefits from the prior year.

Outstanding Equity Awards at Year End
The following table sets forth, on an award by award basis, information concerning all awards of stock options, and unvested restricted stock and restricted stock units held by the named executive officers at December 31, 2025. All options were granted with an exercise price of 100% of market value as determined in accordance with the Amended and Restated 2008 Stock Plan. The number of shares subject to each award and the exercise price have been adjusted to reflect all stock dividends and stock splits effected after the date of such award, but have not otherwise been modified.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(1)
David W. Pijor	97,656	—	9.22	5/19/2026	3,125	(2)	$43,469
					20,000	(3)	278,200

Patricia A. Ferrick	37,108	—	9.22	5/19/2026	2,188	(2)	30,435
					15,000	(3)	208,650

Michael G. Nassy	11,718	—	9.22	5/19/2026	1,875	(2)	26,081
					1,000	(4)	13,910
					7,500	(3)	104,325
					2,500	(5)	34,775
____________________________________

(1)    Based on the $13.91 closing price of the Company's common stock on December 31, 2025.

(2)    Represents award of restricted stock units granted June 23, 2022. The awards vest in four substantially equal annual installments commencing on the first anniversary of the grant date, provided that the executive remains continuously employed through the applicable vesting date.

(3)    Represents award of restricted stock units granted March 20, 2025. The awards vest in four substantially equal annual installments commencing on the first anniversary of the grant date, provided that the executive remains continuously employed through the applicable vesting date.

(4)    Represents award of restricted stock units granted May 31, 2023. The awards vest in four substantially equal annual installments commencing on the first anniversary of the grant date, provided that the executive remains continuously employed through the applicable vesting date.

(5)     Represents award of restricted stock units granted June 30, 2025. The awards vest in four substantially equal annual installments commencing on the first anniversary of the grant date, provided that the executive remains continuously employed through the applicable vesting date.

Narrative Discussion of Compensation
We have compensated our named executive officers over the last several years through a combination of base salary, cash bonuses, equity-based instruments, including restricted stock units, participation in the Company’s supplemental retirement plan, and other benefits including perquisites. Each of our named executive officers has substantial responsibilities in connection with the day-to-day operations of our Company. The compensation of the named executive officers in the Summary Compensation Table is not necessarily indicative of how we will compensate our named executive officers in the future. We plan to continue to review, evaluate and modify our compensation framework to ensure that our executive officer compensation packages remain competitive, achieve our desired goals and remain consistent with our compensation philosophy.

Base Salary. The base salary of our named executive officers is reviewed and determined annually by the Compensation Committee of the Board as part of our performance review process. In establishing the base salary for our named executive officers, our Board has relied on external market data obtained from outside sources. In addition to considering the information from such sources, the Board has considered the named executive officer’s:

•    scope of responsibility;
•    years of experience;
•    the types and amount of the elements of compensation to be paid; and
•    individual performance and contributions to our performance, including leadership and team work.

Our financial performance and performance with respect to other aspects of our operations, such as our growth, asset quality, profitability and other matters, including the status of our relationship with the Company’s regulatory agencies are also important considerations in our named executive officers’ compensation.

The current base salaries of the named executive officers are as follows: Mr. Pijor, $935,550; Mrs. Ferrick, $561,330; and Mr. Nassy, $380,637. In March 2026, the Compensation Committee approved increases to the base salaries of Mr. Pijor and Mrs. Ferrick based on the performance of the Company for 2025, and set them at the levels stated above. Mr. Nassy’s base salary was also increased in March 2026 based on satisfactory performance during 2025.

The Compensation Committee determines the compensation of all of our executive officers. The Compensation Committee receives annual evaluations from Mr. Pijor and Mrs. Ferrick (other than for themselves) regarding the performance of our other executive officers.

Cash Bonuses. Our named executive officers are eligible to receive an annual cash bonus. These bonuses are intended to recognize and reward those named executive officers who contribute meaningfully to our performance for the year. These bonuses are subject to the discretion of the Board of Directors each year as to whether and in what amounts they will be paid. Generally, payment of a bonus is contingent upon the performance of the named executive officer and the overall performance of the Company, including, generally, the satisfaction of minimum performance levels related to net income, asset growth and credit quality, below which no award will be made.

2008 Plan. The Company maintains the Amended and Restated 2008 Stock Plan (the “2008 Plan”), which was adopted by the Bank and assumed by the Company in connection with the formation of the holding company, to better enable the Company and the Bank to attract, retain, and motivate key officers and directors by providing them with a stake in the success of the Company as measured by the value of its shares.

The purpose of the 2008 Plan is to advance the interests of the Company by providing directors and select key employees of the Company with the opportunity to acquire shares of common stock. By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to directors and key employees of the Company and any affiliate to promote the success of the business as measured by the value of its shares, and to increase the commonality of interests among directors, key employees and other shareholders.

Under the 2008 Plan, incentive stock options, non-incentive stock options (“Non-ISOs”), shares of restricted stock and restricted stock units may be awarded to such officers and employees as the Compensation Committee may designate, and Non-ISOs, shares of restricted stock and restricted stock units may be awarded to directors.

In making awards under the 2008 Plan, the Company historically has granted equity and equity-based awards after year end and upon the Compensation Committee’s review of the performance of the Company and the named executive officers for a completed year.

Supplemental Retirement Plans. On June 7, 2022, the Company entered into supplemental executive retirement plan agreements with each of its executive officers, including Mr. Pijor, Mrs. Ferrick, and Mr. Nassy. The agreements generally provide that upon the later of separation of service with the Company or attainment of retirement age (age 77 for Mr. Pijor and age 67 for the other named executive officers), the officers will receive supplemental retirement benefits equal to $150,000 annually for Mr. Pijor, $125,000 annually for Mrs. Ferrick, and $65,000 annually for Mr. Nassy. The benefits are payable monthly over a 10-year period.

Mr. Pijor’s benefit and Mrs. Ferrick’s benefit are fully vested. In the event of the voluntary resignation for “good reason” (as defined in each agreement) or involuntary termination without "cause" (as defined in each agreement) of Mr. Pijor or Mrs. Ferrick, in each case within 12 months after a “change in control” (as defined in each agreement) of the Company, the accrued benefit (calculated as if the officer remained continuously employed by the Company until normal retirement age) will be paid in a lump sum.

Mr. Nassy’s benefit will vest annually on a pro-rata basis over a five-year period which will end in 2027, provided that he remains continuously employed with us. In the event of the voluntary resignation for good reason or involuntary termination without cause of Mr. Nassy, in each case within 12 months after a change in control of the Company, he will be paid the greater of (i) the accrued benefit as of the date of the change in control or $350,000 in lump sum.

In the event of an officer’s voluntary resignation or involuntary termination without cause, in each case prior to normal retirement age, the amount payable under the agreement will generally be equal to the amount of the vested accrued benefit as of the date of termination of employment, which amount will be paid in a lump sum. In the event of an officer’s involuntary termination for cause, no benefits will be payable under the agreement.

    401(k) Plan. Our 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time employees. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Our named executive officers, all of whom were eligible to participate in the 401(k) Plan during 2025 and 2024, may elect to participate in the 401(k) Plan on the same basis as all other employees. We have elected a safe harbor 401(k) Plan and as such make matching contributions of up to 100% of employee salary contribution deferrals up to 1% of pay and 50% of employee salary contributions that exceed 1% but do not exceed 6%, subject to a cap of $55,000 for any employee in 2025. An employee must contribute to receive the matching contribution.

Health and Welfare Benefits. Our named executive officers are eligible to participate in the same benefit plans designed for all of our eligible full-time and part-time employees, including health, dental, vision, disability and basic group life insurance coverage, on the same basis as other participants. The purpose of our employee benefit plans is to help us attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors.

Perquisites. We provide our named executive officers with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Please refer to the Summary Compensation Table for a description of the types of perquisites provided to our named executive officers.

We do not maintain any defined benefit retirement plans, nonqualified deferred compensation programs or arrangements, or any non-equity incentive plans or compensation programs for the benefit of our named executive officers or in which they may participate.

Employment Agreements, Change in Control Agreements and Benefit Plans

Employment Agreement with Mr. Pijor. The Company and Mr. Pijor have entered into an employment agreement dated as of October 1, 2014, pursuant to which he serves in his capacity as Chief Executive Officer of the Bank. This agreement was amended and restated on March 16, 2021 and had an initial term of three years. The term automatically renews for successive one year terms unless Mr. Pijor or the Company and the Bank give(s) written notice, at least 120 days before the end of the then-current term, of an intent not to renew, or if the agreement is otherwise terminated early. Under the agreement, Mr. Pijor receives an annual base salary, which is currently $935,550, and annual incentive compensation in an amount of up to $1,000,000, as determined by the Board of Directors. In the event of termination of the agreement as a result of death or disability, Mr. Pijor or his estate would, for six months following the termination, be entitled to all compensation and benefits which Mr. Pijor would be entitled to receive absent such termination. Mr. Pijor is entitled to participate in the Company’s generally available benefit plans, a monthly car allowance of $1,500, and $1,000,000 of Company-paid life insurance.

    In the event of a termination of the agreement by the Company or the Bank without “cause” or by Mr. Pijor for “good reason” (as such terms are defined in the agreement), and subject to his timely execution and delivery of a general release that becomes effective and irrevocable, and to his continued compliance with certain noncompetition and nonsolicitation provisions of the agreement, Mr. Pijor would be entitled to receive, for a period of two years: (i) his base salary at his then-current rate, (ii) the average annual bonus paid to him with respect to the three calendar-year period immediately preceding his termination, to be paid monthly in accordance with the Bank’s regular payroll practices, and (iii) payment of his health insurance premiums under Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), for a period of two years to the extent he is eligible for such benefits.

    Mr. Pijor will be entitled to alternative severance compensation in the event of a termination of the agreement by the Company or the Bank without “cause” or by Mr. Pijor for “good reason” within the period beginning on the date the Company or the Bank enters into discussions with respect to a transaction that would constitute a “change in control” (as such term is defined in the agreement) of the Company or the Bank and ending on the earlier of (i) 12 months after the effectiveness of such transaction, or (ii) the abandonment of such transaction (a “Change in Control Termination”). If the Change in Control Termination occurs after the change in control of the Company or the Bank, then, subject to his timely execution and delivery of a general release that becomes effective and irrevocable, Mr. Pijor would be entitled to receive (i) a lump sum cash payment equal to 2.99 times the sum of (a) his base salary at the highest rate in effect during the 12 months immediately preceding his termination date, and (b) the average annual bonus paid to him with respect to the three calendar-year period immediately preceding his termination, with such lump sum payment to be paid within 60 days after the later of the date of the termination or change in control (the “Change in Control Payment”), plus (ii) payment of his health insurance premiums under COBRA for a period of two years following his termination date. If the Change in Control Termination occurs prior to the change in control of the Company or the Bank, then, subject to his timely execution and delivery of a general release that becomes effective and irrevocable, Mr. Pijor would be entitled to receive (i) equal monthly payments for a period of two years following his termination date in an aggregate amount equal to two times the sum of (a) his then-current base salary, and (b) the average annual bonus paid to him with respect to the three calendar-year period immediately preceding his termination (the “Change in Control Severance”), plus (ii) a lump sum cash payment equal to the Change in Control Payment less the aggregate amount of the Change in Control Severance, with such lump sum payment to be paid within 60 days after the date of the change in control of the Company or the Bank, plus (iii) payment of his health insurance premiums under COBRA for a period of two years following his termination date. Pursuant to the agreement, the change in control severance payments and benefits will be automatically reduced to the safe harbor limit to avoid the imposition of any golden parachute excise taxes, unless Mr. Pijor is in a better net after-tax position if he pays the excise taxes. In either case, neither the Company nor the Bank bears any obligation under the agreement to pay any golden parachute excise taxes on behalf of Mr. Pijor.

    Mr. Pijor’s agreement contains post-employment noncompetition and nonsolicitation restrictions. Under such provisions, for a period of two years following his termination or the expiration of the agreement, Mr. Pijor is prohibited, absent the prior approval of a majority of the Board of Directors, from providing any advice, assistance or services to any competitive business or to any person that is attempting to form or acquire a competitive business if such competitive business operates, or is planning to operate, any office, branch or other facility that is, or is proposed to be, located within a 25 mile radius of the Bank’s headquarters or any branch or office, in any capacity, whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise. Mr. Pijor has also agreed that, during such period, he will not, directly or indirectly, solicit the customers or employees of the Company or the Bank for the benefit of any other competitive business.

Change in Control Agreement with Mrs. Ferrick. The Company and Mrs. Ferrick have entered into a change in control agreement that was amended and restated on March 16, 2021. Mrs. Ferrick’s amended and restated change in control agreement had an initial term of three years. The agreement automatically renews on each anniversary of the date of the agreement for an additional one year, unless Mrs. Ferrick or the Company and the Bank give(s) prior notice, at least 90 days before such anniversary date, of an intent not to renew, or if the agreement is otherwise terminated early. Mrs. Ferrick will be entitled to severance compensation in the event of a termination of the agreement by the Company or the Bank without “cause” or by Mrs. Ferrick for “good reason” within the period beginning on the date the Company or the Bank enters into discussions with respect to a transaction that would constitute a “change in control” (as such terms are defined in the agreement) of the Company or the Bank and ending on the earlier of (i) 12 months after the effectiveness of such transaction, or (ii) the abandonment of such transaction. If a termination of her employment occurs under such circumstances, then, subject to her timely execution and delivery of a general release that becomes effective and irrevocable, Mrs. Ferrick would be entitled to receive (i) a lump sum cash payment equal to two times the sum of (a) her base salary at the highest rate in effect during the 12 months immediately preceding her termination date, and (b) the average annual bonus paid to her with respect to the three calendar-year period immediately preceding her termination, with such lump sum payment to be paid within 60 days after the later of the date of the termination or change in control, plus (ii) payment of her health insurance premiums under COBRA for a period of one year following her termination date. Pursuant to the agreement, the change in control severance payments and benefits will be automatically reduced to the safe harbor limit to avoid the imposition of any golden parachute excise taxes, unless Mrs. Ferrick is in a better net after-tax position if she pays the excise taxes. In either case, neither the Company nor the Bank bears any obligation under the agreement to pay any golden parachute excise taxes on behalf of Mrs. Ferrick.

    Mrs. Ferrick’s agreement contains post-employment noncompetition and nonsolicitation restrictions. Under such provisions, for a period of one year following her termination or the expiration of the agreement, Mrs. Ferrick is prohibited, absent the prior approval of a majority of the Board of Directors, from providing any advice, assistance or services to any competitive business or to any person that is attempting to form or acquire a competitive business if such competitive business operates, or is planning to operate, any office, branch or other facility that is, or is proposed to be, located within a 25 mile radius of the Bank’s headquarters or any branch or office, in any capacity, whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise. Mrs. Ferrick has also agreed that, during such period, she will not, directly or indirectly, solicit the customers or employees of the Company or the Bank for the benefit of any other competitive business.

Pay versus Performance

The following table provides information on total compensation and compensation “actually paid,” as determined based on SEC methodology, to the Company’s principal executive officer (“PEO”) and to the remaining NEOs ("Non-PEO NEOS") for the fiscal years ended December 31, 2025, 2024 and 2023, and the cumulative total shareholder return (“TSR”) on the Company’s common stock and net income over the same time period.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(3)(4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(5)	Net Income ($ in thousands)

2025	$1,752,246	$1,644,729	$817,103	$792,470	$119.38	$22,057
2024	1,491,661	1,449,335	648,550	613,070	89.94	15,064
2023	1,075,110	656,622	596,865	447,183	100.80	3,822
_____________________________________

(1)     During 2025, 2024 and 2023, David W. Pijor was our PEO.

(2)    The following table sets forth the adjustments made during each year to arrive at compensation “actually                                                 paid” to our PEO during each of the years in question.

Year	Summary Compensation Table Total for PEO	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Year over Year change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Compensation Actually Paid to PEO

2025	$1,752,246	$(4,188)	$(103,329)	$—	$1,644,729
2024	1,491,661	(18,926)	(23,400)	—	1,449,335
2023	1,075,110	(21,301)	(397,187)	—	656,622
______________________________________

(3)    For 2025 and 2024, our Non-PEO NEOs consisted of Patricia A. Ferrick and Michael G. Nassy. For 2023, our Non-PEO NEOs consisted of Patricia A. Ferrick and William G. Byers.

(4)    The following table sets forth the adjustments made during each year represented in the table above to     arrive at compensation “actually paid” to our Non-PEO NEOs during each of the years in question.

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Average Year over Year change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Compensation Actually Paid to Non-PEO NEOs

2025	$817,103	$(3,392)	$(21,241)	$—	$792,470
2024	648,550	(12,540)	(22,940)	—	613,070
2023	596,865	(13,626)	(136,056)	—	447,183
_______________________________________

(5)     TSR is calculated assuming a fixed investment of $100 in the Company’s common stock based on the closing price on December 30, 2022, the last trading day prior to January 1, 2023, assuming reinvestment of dividends, through and including the end of each fiscal year. The amount for 2023 represents the one-year TSR, the amount for 2024 represents the two-year TSR and the amount for 2025 represents the three-year TSR.

Relationship between Financial Performance and Executive Compensation

As described in more detail beginning on page 16, the Company’s executive compensation program includes variable components in the form of annual incentive cash compensation and restricted stock units that are contingent on the Company achieving goals intended to drive shareholder returns. Compensation decisions at the Company are made independent of SEC disclosure requirements. While the Company utilizes several performance measures to align executive compensation with the Company’s performance, all of those measures are not presented in the “Pay versus Performance Table.” Moreover, the Company generally seeks to incentivize long-term performance and, therefore, does not specifically align the Company’s performance measures with compensation that is “actually paid” (as computed in accordance with SEC methodology) for a particular year.

Compensation “Actually Paid” versus Company Performance

The relationship between compensation “actually paid” and the Company’s financial performance over the three-year period shown in the preceding Pay versus Performance Table is described as follows.

CEO

From 2024 to 2025, the compensation “actually paid” to the Company’s PEO increased by 13%, from $1,449,335 to $1,644,729. Over this same period, the Company’s TSR increased by 12%. Net income for 2025 increased by 46% as compared to 2024, from $15,064,000 to $22,057,000, primarily due to an $8.2 million increase, or 15%, in net interest income for 2025 as compared to 2024, an increase in non-interest income of $1.1 million, or 44%, for 2025 as compared to 2024, and a less than 5% increase in non-interest expense for 2025 as compared to 2024. Net interest margin improved in each quarter of 2025 to 3.05% for the fourth quarter of 2025. Return on average assets also improved in each quarter, to 1.00% for the fourth quarter of 2025. Efficiency ratio also improved in each quarter of 2025, to 53.43% for the fourth quarter of 2025. Each of these metrics met or exceeded the goals set out in the Company's 2025 annual budget. Additionally, the Company grew its core deposit base by 7% in 2025 as compared to the prior year, reducing its reliance on wholesale funding.

From 2023 to 2024, the compensation “actually paid” to the Company’s PEO increased by 121%, from $656,622 to $1,449,335. Over this same period, the Company’s TSR decreased by 11%. Net income for 2024 increased by 294% as compared to 2023, from $3,822,000 to $15,064,000, due largely to the effect of the $15.6 million in losses recorded in 2023 for the sales of a portion of our available-for-sale investment securities portfolio the Company recorded to re-position its balance sheet for future earnings.

A significant portion of our PEO’s variable pay is delivered as cash-based incentive pay. As a result, PEO compensation “actually paid” increases and decreases when our financial performance exceeds or fails to meet budgeted financial goals.

Non-PEO NEOs

From 2024 to 2025, the average compensation “actually paid” to the Non-PEO NEOs increased by $179,400 or 29%, from $613,070 to $792,470. Over this same period, the Company’s TSR increased by 12%. Net income for 2025 increased by 46% as compared to 2024, from $15,064,000 to $22,057,000, primarily due to an $8.2 million increase, or 15%, in net interest income for 2025 as compared to 2024, an increase in non-interest income of $1.1 million, or 44%, for 2025 as compared to 2024, and a less than 5% increase in non-interest expense for 2025 as compared to 2024. Net interest margin improved in each quarter of 2025 to 3.05% for the fourth quarter of 2025.

Return on average assets also improved in each quarter, to 1.00% for the fourth quarter of 2025. Efficiency ratio also improved in each quarter of 2025, to 53.43% for the fourth quarter of 2025. Each of these metrics met or exceeded the goals set out in the Company's 2025 annual budget. Additionally, the Company grew its core deposit base by 7% in 2025 as compared to the prior year, reducing its reliance on wholesale funding.

From 2023 to 2024, the average compensation “actually paid” to the Non-PEO NEOs increased by $165,887 or 37%, from $447,183 to $613,070. Over this same period, the Company’s TSR decreased by 11%. Net income for 2024 increased by 294% as compared to 2023, from $3,822,000 to $15,064,000, due largely to the effect of the $15.6 million in losses recorded in 2023 for the sales of a portion of our available-for-sale investment securities portfolio the Company recorded to re-position its balance sheet for future earnings.

A significant portion of our Non-PEO NEOs variable pay is delivered as cash-based incentive pay. As a result, Non-PEO NEO average compensation “actually paid” increases and decreases when our financial performance exceeds or fails to meet budgeted financial goals.

The relationship between compensation “actually paid” and the Company’s financial performance over the three-year period shown in the preceding Pay versus Performance Table is illustrated in the following charts comparing PEO/Non-PEO NEO compensation “actually paid” versus TSR and net income.

Compensation Actually Paid
PEO/Non-PEO NEOs vs. Net Income
PEO
Avg of Non-PEO NEOs
Net Income ($000s)
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
$25,000
$20,000
$15,000
$10,000
$5,000
$-
2023
2024
2025

Compensation Actually Paid PEO/Non-PEO NEOs vs. TSR
PEO
Avg of Non-PEO NEOs
TSR
$2,000,000
$1,500,000
$1,000,000
$500,000
$-
$125.00
$100.00
$75.00
$50.00
$25.00
$0.00
2023
2024
2025

Certain Relationships and Related Transactions

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with some of the Company’s directors, executive officers, and their related parties. Loans to insiders and their related interests require approval by the Bank’s Board of Directors, with any interested director not participating. The Company also applies these same standards to any other transaction with a director, executive officer or their related parties.

The maximum aggregate amount of loans (including lines of credit) to officers, directors and related parties of the Company during the year ended December 31, 2025 amounted to $55.9 million, representing approximately 22.0% of the Company’s total shareholders’ equity at December 31, 2025. All of such transactions have been on substantially the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with persons who are not related parties, and did not involve more than the normal risk of collectability or present other unfavorable features. None of such loans were reported as a nonaccrual, past due, troubled debt restructuring or potential problem loan in the Company’s financial statement for the year ended December 31, 2025.
PROPOSAL 2

ADVISORY (NON-BINDING) VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION

As part of implementing the “say on pay” requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, pursuant to applicable rules, the SEC requires a separate and non-binding shareholder vote to approve the compensation of the named executive officers in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to endorse or not endorse a company’s executive pay program. Accordingly, shareholders of the Company are being asked to approve the following resolution:

“RESOLVED, that the shareholders of FVCBankcorp, Inc. approve the compensation of named executive officers as disclosed in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission.”

As stated above, this is an advisory vote only. Approval of the proposed resolution requires the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote.

The Board of Directors believes that the Company’s compensation policies and procedures are strongly aligned with the long-term interests of its shareholders. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

AUDIT INFORMATION
General
         The three members of the Audit Committee are independent as that term is defined in the listing standards of Nasdaq and by regulations of the SEC. The Audit Committee operates under a written charter that the Board of Directors has adopted.
Fees of Independent Registered Public Accountants
          Audit Fees. The aggregate amount of fees billed by Yount, Hyde & Barbour, P.C. (“YHB”) for professional services rendered for the audit of our annual financial statements for the years ended December 31, 2025 and 2024, and the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2025 and 2024, and Annual Reports on Form 10-K for the years ended December 31, 2025 and 2024, and attestation regarding the accuracy of internal control over financial reporting, were $288,000 and $233,000, respectively.
Audit-Related Fees. Audit-related fees billed by YHB for year ended December 31, 2025 and 2024 were $13,200 and $12,400, respectively. Audit-related fees were for professional services rendered for the audit of the Company's employee benefit plans for the years ended Decmeber 31, 2025 and 2024.
Tax Fees. There were no services rendered by YHB in connection with the preparation of our federal and state income tax returns for the year ended December 31, 2025 and 2024, respectively.
All Other Fees. YHB did not bill for any other professional services during the years ended December 31, 2025 and 2024.
There were no non-audit services provided by YHB during the years ended December 31, 2025 and 2024 pursuant to the de minimis exception to the pre-approval requirement contained in the rules of the SEC and our Audit Committee charter. Audit services may not be approved under the de minimis exception.
Audit Committee Pre-Approval Policies and Procedures
It is the policy of the Audit Committee that our independent auditor may provide only those services that have been pre-approved by the Audit Committee. Unless a type of service to be provided by the independent auditor has received general pre-approval, it requires specific pre-approval by the Audit Committee. The term of any general pre-approval is twelve months from the date of pre-approval, unless the Audit Committee or a related engagement letter specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval.
Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.
Audit Committee Report
The Audit Committee is composed of three directors, each of whom is independent within the meaning of the listing standards of Nasdaq. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.
        Management is responsible for:
•establishing and maintaining our internal control over financial reporting;
•assessing the effectiveness of our internal control over financial reporting as of the end of each year;
•the preparation, presentation and integrity of our consolidated financial statements; and
•complying with laws and regulations and ethical business standards.

        Our independent registered public accounting firm is responsible for:
•performing an independent audit of our consolidated financial statements and our internal control over financial reporting;
•expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles; and
•expressing an opinion as to management's assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting.
        The Audit Committee is responsible for:
•the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us; and
•monitoring, overseeing and reviewing our accounting and financial reporting processes.

In this context, the Audit Committee has met and held discussions with management and YHB, our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements for the year ended December 31, 2025 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and YHB, including the scope of the independent registered public accounting firm's responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.
The Audit Committee has discussed with YHB the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the letter from YHB relating to the independence of that firm and the independent registered public accountant's communications with the Audit Committee concerning independence, and has discussed with YHB the firm's independence from us.
     Based upon its discussions with management and YHB and its review of the representations of management and the report of YHB to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC. By recommending to the Board of Directors that the audited consolidated financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee

Lawrence W. Schwartz, Chairman Scott Laughlin Sidney G. Simmonds

PROPOSAL 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The Audit Committee of the Board of Directors has selected Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2026. YHB has audited the financial statements of the Company since its organization in 2007. Representatives of YHB are expected participate in the virtual meeting and be available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire.

Vote Required and Recommendation of the Board of Directors. The affirmative vote of a majority of votes cast on the proposal is required for approval of the ratification of the appointment of the independent public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF YHB AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026.

ANNUAL REPORT AND FINANCIAL STATEMENTS
            A copy of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2025 has been furnished to shareholders. Additional copies may be obtained by written request to the Secretary of the Company at the address indicated below. Such documents are not part of the proxy solicitation materials.
    Upon receipt of a written request of any person who, on the record date, was a record owner of common stock or who represents in good faith that he or she was on such date the beneficial owner of such stock entitled to vote at the Annual Meeting of Shareholders, we will furnish to such person, without charge, a copy of our Annual Report on Form 10-K, as amended, for the year ended December 31, 2025 and the exhibits thereto required to be filed with the SEC under the Securities Exchange Act of 1934. Any such request should be made in writing to Patricia A. Ferrick, Secretary, FVCBankcorp, Inc., at 11325 Random Hills Road, Suite 240, Fairfax, Virginia, 22030
PROPOSALS FOR 2027 ANNUAL MEETING
            Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2027 annual meeting of shareholders must cause such proposal to be received, in proper form, at our principal executive offices at 11325 Random Hills Road, Suite 240, Fairfax, Virginia 22030, no later than December 8, 2026 in order for the proposal to be considered for inclusion in our proxy statement for that meeting. It is urged that any such proposals be sent by certified mail, return receipt requested.
            Our Bylaws also prescribe the procedures that a shareholder must follow to nominate directors or to bring other business before shareholders' meetings. Under the Bylaws, notice of a proposed nomination or a shareholder proposal meeting certain specified requirements must be received by us not less than 90 days prior to the anniversary date of the immediately preceding annual meeting, or not later than February 19, 2027, except that with respect to an election of directors to be held at a special meeting of shareholders, no later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders
Our Bylaws require that the shareholder's notice of a proposed nominee set forth: (i) the name, age, business address and, if known, the residence address of each nominee proposed; (ii) the principal occupation or employment of each such nominee; (iii) the number of shares of each class of stock of the Company beneficially owned or directly or indirectly controlled by each such nominee; (iv) such other information regarding each such nominee as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee pursuant to Regulation l4A under the Securities and Exchange Act of 1934, as amended; (v) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and (vi) as to the shareholder making such nomination (a) his name and address as they appear on the stock transfer books of the Company and (b) the number of shares of each class of stock of the Company beneficially owned or directly or indirectly controlled by such shareholder. For proposals other than nominations, the shareholder’s notice must set forth: (i) the name and address of the shareholder(s) who intends to make the proposal; (ii) the number of shares of each class of stock of the Company beneficially owned or directly or indirectly controlled by each such person; (iii) such other information regarding each such proposal as would be required to be included in a proxy statement soliciting proxies for the approval of such proposal pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended; and (iv) a description of all arrangements or understandings between the shareholder(s) and any other person or persons (naming such person or persons) pursuant to which the proposal or proposals are to be made by the shareholder(s). If the information supplied by the shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder's nomination or proposal should not be brought before the annual meeting. Any shareholder may obtain a copy of our Bylaws, without charge, upon written request to the Secretary of the Company.

OTHER MATTERS

    Management is not aware of any other matters to be presented for action by shareholders at the meeting. If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

                            By Order of the Board of Directors

                            FVCBANKCORP, INC.

    Secretary
                            April 7, 2026

FVCBankcorp, Inc. VOTE

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Your vote matters – here's how to vote!

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2026 Annual Meeting Proxy Card

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A Proposals – The Board recommends a vote FOR all nominees listed in Proposal 1, and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Marc N. Duber	☐	☐	02 - Patricia A. Ferrick	☐	☐	03 - L. Burwell Gunn	☐	☐
04 - Meena Krishnan	☐	☐	05 - Scott Laughlin	☐	☐	06 - David W. Pijor	☐	☐
07 - Devin Satz	☐	☐	08 - Lawrence W. Schwartz	☐	☐	09 - Sidney G. Simmonds	☐	☐
10 - Daniel M. Testa	☐	☐	11 - Philip R. Wills III	☐	☐	12 - Steven M. Wiltse	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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The 2026 Annual Meeting of Shareholders of FVCBankcorp, Inc. will be held on Wednesday, May 20, 2026 at 4:30 P.M. ET, virtually via the internet at meetnow.global/MKUJJL4.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

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FVCBankcorp, Inc.

Notice of 2026 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – May 20, 2026

David W. Pijor and Patricia A. Ferrick, or either of them, each with the power of substitution, are hereby authorized to represent and vote, as designated on the reverse side, all shares of common stock of FVCBankcorp, Inc. (the "Company") which the undersigned is/are entitled to vote, at the Company's Annual Meeting of Shareholders to be held on May 20, 2026 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, this proxy will be voted FOR the election of each of the nominees for election to the Board of Directors listed in Proposal 1, and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.

Comments – Please print your comments below.